Exhibit 99.1
Lime Energy Co. Acquires Texas Energy Products and Completes Private Placement
Acquisition Brings New Customers, Expands Geographic Presence with Service
Capabilities in One of the Nations Most Populated and Significant Energy Using States
ELK GROVE VILLAGE, IL — June 6, 2007 — Lime Energy Co. (OTCBB: LMEC) announced today that it has acquired Texas Energy Products, an energy efficiency firm based in Austin, Texas. The transaction valued at $500,000 consisted of a combination cash and Lime Energy common stock
Texas Energy Products is widely respected throughout Texas, designing and installing energy efficient lighting systems for leading corporate customers including Lockheed Martin, Rolex USA and Sprint as well as institutions like U.T. Systems, Harding University, and M.D. Anderson Hospital. Having installed more than 300 energy efficient lighting systems and other products in different facility types, the company has enabled its clients to lower operating costs, reduce maintenance expenses, increase property value, improve tenant satisfaction, eliminate PCB ballast liability and reduce emissions while at the same time ensuring full client compliance with the National Energy Policy Act. In addition to lighting Texas Energy Products also offers other energy saving solutions, such as solar window films, reflective roof systems, energy procurement and energy management systems.
“I am happy to announce to our shareholders the acquisition of one of the leading energy services firms in the State of Texas,” stated Dan Parke, President and Chief Operating Officer of Lime Energy. “It was important for us as a national leader in the industry to have a physical presence in one of the country’s largest energy consuming states. With Texas regulators passing rules to reduce harmful emissions and utilities increasingly offering incentive programs designed to promote electrical efficiency, it was only natural for Lime Energy to become an active participant in Texas, one of the fastest growing markets in the country for electrical efficiency and conservation. The timing of this acquisition could not be any better since Lime recently signed some significant projects in Texas. Texas Energy Products immediately gives us a physical presence and ability to leverage our collective resources creating more value for customers. We expect a smooth integration as management of both companies has a long history of working together on various prior efficiency projects,” concluded Mr. Parke.
“We are extremely excited to join one of the country’s fastest growing energy services companies,” commented Brad Boyett, president and founder of Texas Energy Products. “The market and opportunity for service providers in the energy efficiency industry in Texas as well as the rest of the country is quickly growing. Clear national leaders in the space will emerge and local companies like ours need to be part of that growth. By joining Lime, our employees and customers greatly stand to benefit from an enhanced product offering through additional lighting solutions, engineering expertise and a leading HVAC technology.”
The company also announced the closing of an additional $2 million completing a total private placement of $5 million in convertible debt. Last week, the company reported its Chairman, Mr. Dick Kiphart, invested $3 million in the convertible debt private placement and invested an additional $100,000 in this final tranche. As previously reported, proceeds will be utilized in part to set up a finance subsidiary to provide customer financing as well as to fund other potential acquisitions.
For addition information regarding this transaction please refer to the Company’s Current Report on Form 8-K filed with the SEC on May 29, 2007.
About Lime Energy
Lime Energy, (“Less is More Efficient”) is one of the nation’s leading energy efficiency technology and engineering companies. Lime brings together more than 75 years of experience in design, engineering and installation of energy efficient solutions providing customers with guaranteed saving results and high returns on invested capital. By efficiently reducing the amount of electricity Lime customers use they are able to both save money and become better corporate citizens through the reduction of unnecessary greenhouse gas emissions (“Nothing Greener than Energy Not Used”). Lime Energy is headquartered in Elk Grove Village, Illinois with offices in New York, Texas, Utah, and throughout California. The company’s stock is traded on the OTC Bulletin Board under the symbol LMEC. Additional information is available at the company’s website at http://www.lime-energy.com or by calling 847-437-1666.
FORWARD-LOOKING STATEMENTS
This news release includes forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 including statements that reflect Lime Energy’s current expectations about its future results, performance, prospects and opportunities. Lime Energy has tried to identify these forward-looking statements by using words and phrases such as “may,” “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plans,” “should,” “typical,” “preliminary,” “work toward,” or similar expressions. These forward-looking statements are based on information currently available to Lime Energy and are subject to a number of risks, uncertainties and other factors that could cause Lime Energy’s actual results, performance, prospects or opportunities in the remainder of 2007 and beyond to differ materially from those expressed in, or implied by, these forward- looking statements. These risks are referenced in Lime Energy’s current Annual Report on form 10-K or as may be described from time to time in Lime Energy’s subsequent SEC filings.
Investor Relations
Glen Akselrod, Bristol Capital Ltd.
Telephone (905) 326-1888
E-mail: glen@bristolir.com